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                                                                   Exhibit 10.19

                    SEPARATION AGREEMENT AND GENERAL RELEASE

       In consideration of the mutual covenants to be performed by John B. Bourke ("Employee"), and Bruker AXS Inc. (the "Company"), and set forth in their entirety herein, the parties agree as follows this 7th day of November 2001:

       1. EFFECTIVE DATE. This Agreement shall take effect upon execution by Employee (the "Effective Date").

       2. SEPARATION FROM EMPLOYMENT. Employee and the Company acknowledge that Employee shall cease to be an employee of the Company on May 8, 2002 (the "Separation Date"). As of the Separation Date, Employee is relieved of all duties and responsibilities for the Company and is no longer authorized to transact business on behalf of the Company. Until the Separation Date, Employee shall continue to serve as the Company's Chief Financial Officer in Madison, Wisconsin with a major focus on the following:

            a. Implementation of the Company's financial reporting and control system.

            b. Closing of the Company's fiscal year 2001 and first quarter 2002.

            c. Assistance during the Company's initial public offering.

       3. PAYMENTS AND BENEFIT

            a. The Company shall pay Employee a lump sum payment of $ 150,000, less payroll deductions required to be made under local, state and federal law (the "Severance Payment"), in three (3) equal quarterly installments of $ 50,000 each on the first day of the quarter starting in July 1st, 2002.

            b. The Company will pay Employee all wages and accrued but unused vacation pay through the Separation Date.

            c. Employee shall have the right to continue to receive health insurance after the Separation Date at Employee's expense in accordance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). Employee will receive separate correspondence regarding his COBRA rights.

            d. On the Separation Date, 50,000 of Employee's stock options in Company will vest and all other stock options of Employee in Company will automatically be terminated.

            e. Other than the payments and benefits described in this paragraph, Employee acknowledges that he is not entitled to and shall not receive any additional money, compensation or other benefits from the Company.

       4. GENERAL RELEASE. In exchange for the consideration described in paragraph 3 above, to which Employee acknowledges he is not otherwise entitled, Employee hereby releases and forever discharges the Company, and its affiliated, related, parent and subsidiary companies,

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and their past and present officers, directors, agents, employees, shareholders, successors, subsidiaries, attorneys, investors and any person or entity acting for or on behalf of them (the "Releasees"), from liability for any and all claims, damages, causes of action, wages or commissions, both in law and equity, which Employee or his personal representative, heirs, or assigns, ever had, now has or may have, whether known or unknown, and whether asserted or not, arising out of any act event, neglect or omission occurring from the beginning of the world to the date of this Agreement ("Claims"), including, but not limited to, any Claims arising out of or in any way related to his employment by Company and the termination of that employment. This includes, but is not limited to, any Claims that may exist under any federal, state or local laws prohibiting discrimination, such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act the Older
Workers Benefit Protection Act, the Employee Retirement Income Security Act Wisconsin Stat. Ann. ss.ss.111 ET SEQ., and any other federal, state or local statutory or common law Claims affecting or relating to the claims or rights of employees, as same may be amended from time to time. Excepted from this General Release is the right to enforce performance of this Agreement, and to sue for damages for breach of this Agreement. Employee states that he has not previously filed or joined in any complaints or charges or lawsuits against the Company before any governmental agency or court of law. Employee will not file or permit to be filed on his behalf, either individually or as a member of any class seeking relief against the Releasees, any lawsuit or administrative complaint asserting any Claims. In the event any of the Releasees are required to defend against any suit or administrative complaint filed by or on behalf of Employee in breach of this Agreement, Employee shall reimburse the Company for all payments made to him or on his behalf under paragraph 3 and he shall be liable for all expenses, including costs and attorneys' fees. incurred as a result of such breach.

       5. RESCISSION. Employee acknowledges that he has been advised to consult with an attorney regarding the terms of this Agreement. Employee and Company recognize that, under federal law, Employee is entitled to have twenty-one (21) days to consider this Agreement before signing same, and seven (7) days to rescind this Agreement after signing. Rescission by Employee must be made by delivering a signed, written notice of rescission to the Company's CEO at the Company's offices. If Employee rescinds this Agreement, it shall not be effective or enforceable.

       6. Other AGREEMENT. Employee hereby acknowledges that the [Non-Disclosure] Agreement signed by Employee shall remain in full force and effect in accordance with its terms, and that he remains bound by its terms.

       7. NON-DISPARAGEMENT. Employee will not make any oral or written statement, or take any other action, which disparages or criticizes Company's management, employees, products or services, or damages the Company's reputation or impairs its normal operations.

       8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Employee and Company with respect to the subject matter hereof. No promises or oral or written statements have been made to either party other than those in this Agreement. If any portion of this Agreement is found to be unenforceable, then both Employee and Company desire

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that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable.

       9. ASSIGNMENT. Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of the successors and assigns of the Company.

       10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin. Any and all legal proceedings regarding this Agreement or the subject matter hereof shall be brought only in the state or federal courts of the State of Wisconsin, to whose jurisdiction the parties submit.

       11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument.

       IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first written above.

                                         BRUKER AXS INC.



/s/ John B. Bourke                       By: /s/ Martin Haase
------------------------------------        ------------------------------------
John B. Bourke
                                         Title:  President & CEO